As filed with the Securities and Exchange Commission on May 31, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WESTPORT INNOVATIONS INC.

(Exact name of registrant as specified in its charter)

Alberta	Not Applicable
(State or other jurisdiction or incorporation or organization)	(I.R.S. Employer Identification Number)

Suite 101, 1750 West 75th Avenue

Vancouver, British Columbia

Canada V6P 6G2

(Address of Principal Executive Offices)

Westport Innovations Inc.

Omnibus Incentive Plan

(Full title of the plan)

CT Corporation System

111 Eighth Avenue, 13th Floor

New York, NY 10011

USA

(212) 590-9070

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Gordon Caplan Matthew J. Guercio Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019 USA	Bruce Hibbard Bennett Jones LLP 4500 Bankers Hall East 855 2nd Street SW Calgary, AB T2P 4K7 Canada

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common shares, no par value	654,723	$2.02	$1,322,540.46	$133.18

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers 654,723 common shares, no par value (“Common Shares”), of Westport Innovations Inc. (the “Registrant”), which may be issued under the Westport Innovations Inc. Omnibus Incentive Plan (the “Plan”) in respect of the restricted stock units and restricted stock outstanding under the equity plans of Fuel Systems Solutions, Inc. (“Fuel Systems”), which awards are expected to be assumed by the Registrant pursuant to that certain Agreement and Plan of Merger by and among the Registrant, Whitehorse Merger Sub Inc. and Fuel Systems, dated September 1, 2015, as amended. In addition, this Registration Statement covers an indeterminable number of additional Common Shares as may hereafter be offered or issued pursuant to the Plan in respect of such assumed awards to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without the receipt of consideration and pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Estimated solely for calculating the amount of the registration fee, pursuant to Rules 457(c) and 457(h) under the Securities Act, based upon the average of the high and low prices per share of the Common Shares on May 23, 2016, as reported by the NASDAQ Global Select Market.

EXPLANATORY NOTE

On August 13, 2010, Westport Innovations Inc. (the “Registrant”) filed a Registration Statement on Form S-8 (File No. 333-168847) (the “Prior Registration Statement”) to register 2,226,645 of the Registrant’s common shares, no par value (“Common Shares”), which may be issued under the Westport Innovations Inc. Omnibus Incentive Plan (the “Plan”).

At the Registrant’s Special Meeting of Shareholders on March 18, 2016, the Registrant’s shareholders approved (i) the terms of the restricted stock units and restricted stock to be issued under the Plan in respect of the restricted stock units and restricted stock outstanding under the equity plans of Fuel Systems Solutions, Inc. (“Fuel Systems”) to be assumed by the Registrant pursuant to that certain Agreement and Plan of Merger by and among the Registrant, Whitehorse Merger Sub Inc. and Fuel Systems, dated September 1, 2015, as amended (the “Merger Agreement”), and (ii) an increase in the number of Common Shares reserved for issuance under the Plan, as required to permit the assumption of such equity awards as required by the Merger Agreement, up to a maximum of 1,200,000 Common Shares. Effective upon the closing of the Merger Agreement, the Plan was amended and restated in the form attached as Exhibit 99.1 to this Registration Statement on Form S-8 (this “Registration Statement”).

Pursuant to General Instruction E of Form S-8, this Registration Statement is filed by the Registrant to register an additional 654,723 Common Shares reserved for issuance under the Plan in respect of such assumed awards, which will remain subject to the same terms and conditions, including applicable restrictions and vesting terms, as were applicable immediately prior to the closing of the Merger Agreement, as set forth in the applicable Fuel Systems equity plan (including any applicable award agreement, other agreement or other document evidencing such awards). In accordance with General Instruction E of Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference, including all exhibits filed therewith or incorporated therein by reference, except as supplemented, amended or superseded by the information set forth below.

PART II.

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a)	the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2015 filed with the Commission on March 29, 2016;

(b)	all other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2015; and

(c)	the description of the Common Shares under the section captioned “Description of Common Shares” in the prospectus included in the Registrant’s Registration Statement on Form F-10 (File No. 333-205869) filed with the Commission on July 24, 2015, as amended by Amendment No. 1 to the Registration Statement on Form F-10/A filed on August 6, 2015.

All documents, reports and definitive proxy or information statements subsequently filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are “furnished” and not “filed” in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement unless the Registrant expressly provides to the contrary that such document or information is incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

The Exhibits to this Registration Statement are listed on the Exhibit Index and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada on May 31, 2016.

WESTPORT INNOVATIONS INC.

By:	/s/ Ashoka Achuthan
Ashoka Achuthan
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Nancy Gougarty, Ashoka Achuthan and Salman Manki, and each of them, either of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for such person and in each person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and registration statements filed pursuant to Rule 429 under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on the dates set forth below.

Signature	Title	Date

/s/ David R. Demers David R. Demers	Chief Executive Officer and Director (Principal Executive Officer)	May 26, 2016

/s/ Ashoka Achuthan Ashoka Achuthan	Chief Financial Officer (Principal Financial Officer)	May 31, 2016

/s/ Jim MacCallum Jim MacCallum	Vice President, Corporate Controller	May 30, 2016

/s/ Joseph P. Caron Joseph P. Caron	Director	May 31, 2016

/s/ Brenda J. Eprile Brenda J. Eprile	Director	May 26, 2016

/s/ Philip B. Hodge Philip B. Hodge	Director	May 31, 2016

/s/ Gottfried (Guff) Muench Gottfried (Guff) Muench	Director	May 26, 2016

/s/ Rodney Nunn Rodney Nunn	Director	May 27, 2016

/s/ Peter Yu Peter Yu	Director	May 26, 2016

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this Registration Statement on May 31, 2016.

AUTHORIZED U.S. REPRESENTATIVE

By:	/s/ Ashoka Achuthan
Ashoka Achuthan
Chief Financial Officer
Westport Innovations Inc.

EXHIBIT INDEX

Exhibit No.	Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date

5.1	Opinion of Bennett Jones LLP					X

23.1	Consent of KPMG LLP – Independent Registered Public Accounting Firm					X

23.2	Consent of Deloitte LLP – Independent Registered Public Accounting Firm					X

23.3	Consent of Bennett Jones LLP (contained in its opinion filed as Exhibit 5.1)					X

24.1	Power of Attorney (included on signature page of this Registration Statement)					X

99.1	Westport Innovations Inc. Omnibus Incentive Plan, effective July 15, 2010, as amended June 1, 2016					X